Exhibit 99.1

Contact:	Media Relations Michele Davis 212 761 9621

For Immediate Release

Griff Sexton Retires from the Board of Directors of Morgan Stanley; Jami Miscik Elected to the Board of Directors

NEW YORK, October 31, 2014 – Morgan Stanley (NYSE: MS) today announced that Griff Sexton, a director since 2005, has retired from the Board of Directors, and that Jami Miscik has been elected to the Board.

Ms. Miscik is President and Vice Chairman of Kissinger Associates, Inc., a strategic international consulting firm.  Prior to entering the private sector, Ms. Miscik had a distinguished 20-year career in intelligence, ultimately serving as the Central Intelligence Agency's deputy director for intelligence.

James Gorman, Chairman and CEO of Morgan Stanley, said, “Griff brought deep and substantive knowledge of our Firm and the financial services industry to the Board, as well as honed analytical abilities.  He always focused on what was best for shareholders.  On behalf of the entire Board of Directors, I want to thank Griff for his many years of exemplary service and contributions to the Firm.”

“We are very pleased to welcome Ms. Miscik to the Board,” added Mr. Gorman.  “Her leadership in navigating geopolitical and macroeconomic risks will provide valuable guidance to the Board on matters of critical importance to our businesses, our clients and our shareholders.”

James W. Owens, Chair of the Board’s Nominating and Governance Committee, said, “We are delighted that Ms. Miscik has joined our Board.  We will all benefit from her unique insights and perspectives.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  With offices in more than 43 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.